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                     COHEN & STEERS EQUITY INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY

               COHEN & STEERS EQUITY INCOME FUND, INC., a Maryland corporation registered as an open-ended management investment company under the Investment Company Act of 1940 (the "Act") and having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

               FIRST: Immediately prior to the filing of these Articles Supplementary, the number of authorized shares of stock of the Corporation set forth in the Corporation's charter was fifty million (50,000,000) shares of the par value of one tenth of one cent ($0.001) per share and of the aggregate par value of fifty thousand dollars ($50,000), all of which shares were designated and classified as Common Stock.

               SECOND: The Board of Directors of the Corporation, at a meeting duly convened and held on December 10, 1997, adopted a resolution to increase such number of authorized shares to two hundred million (200,000,000) shares of the par value of one tenth of one cent ($0.001) per share and of the aggregate par value of two hundred thousand dollars ($200,000).

               THIRD: The Board of Directors of the Corporation, at a meeting duly convened and held on December 10, 1997, adopted a resolution to (1) change the designation of the fifty million (50,000,000) shares of stock initially designated as Common Stock, including all previously issued and outstanding shares of the Corporation's stock, as Class A Common Stock, (2) designate and classify fifty million (50,000,000) shares of the Corporation's authorized but unissued shares of stock as Class B Common Stock, and (3) designate and classify fifty million (50,000,000) shares of the Corporation's authorized but unissued shares of stock as Class C Common Stock.

               FOURTH: As amended hereby, until such time as the Board of Directors shall provide otherwise in accordance with paragraph (1)(f) of Article FIFTH of the Corporation's Articles of Incorporation, fifty million (50,000,000) shares of the authorized stock of the Corporation are designated as Class A Common Stock, fifty million (50,000,000) of such shares are designated as Class B Common Stock, fifty million (50,000,000) of such shares are designated as Class C Common Stock, and fifty million (50,000,000) of such shares remain unclassifed. The Board of Directors' power to classify and reclassify any unissued shares of capital stock are not changed by these Articles Supplementary.

               FIFTH: The shares of stock of the Corporation authorized and classified pursuant to these Articles Supplementary have been so authorized and classified by the Board of Directors



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under the authority contained in the Articles of Incorporation. The total number of shares of stock of the various classes that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

               SIXTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of the Corporation's stock shall be as set forth in the Corporation's charter and shall be subject to all provisions thereof relating to shares of the Corporation generally, including in particular the following:

              (a) Assets attributable to each class of the Corporation's stock shall be invested in the same investment portfolio.

              (b) As more fully set forth hereafter, the assets and liabilities and the income and expenses of each class of the Corporation's stock may be determined separately and, accordingly, the net asset value, the dividends payable to holders, and the amounts distributable in the event of dissolution of the Corporation to holders of shares of the Corporation's stock may vary from class to class. Except for these differences and certain other differences hereafter set forth, each class of the Corporation's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of and rights to require redemption.

              (c) The allocation of the assets and liabilities, investment income or capital gains and expenses of the Corporation among the Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively, shall be determined by the Board of Directors in a manner that is consistent with Rule 18f-3 under the Act. The determination of the Board of Directors shall be conclusive as to the allocation of investment income or capital gains, expenses and liabilities (including accrued expenses and reserves) and assets to a particular class or classes.

              (d) Shares of each class of stock shall be entitled to such dividends or distributions of investment income and capital gains, in stock or in cash or both, as may be declared from time to time by the Board of Directors with respect to such class. Dividends or distributions shall be paid on shares of a class of stock only out of the assets attributable to that class. Specifically, and without limiting the generality of the foregoing, the dividends and distribution of investment income and capital gains with respect to any class of shares may vary from

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                  dividends and distribution of investment income and capital gains with respect to the any other class of shares to reflect differing allocations of expenses of the Corporation among the holders of the various classes of shares and any resultant differences among the net asset values of each class of shares, to such extent and for such purposes as the Board of Directors may deem appropriate.

              (e) The issuance of shares of each class of the Corporation's stock (including fractional shares) shall be subject to such sales charges or other charges payable on such issuance as may be provided under the terms of issuance of such class of shares. The proceeds of the redemption of shares of a class of the Corporation's stock (including fractional shares) shall be reduced by the amount of any contingent deferred sales charges or other charges payable on such redemption as may be provided under the terms of issuance of such class of shares.

              (f) Subject to any applicable requirements of the Act, or rules or orders of the Securities and Exchange Commission or any successor thereto, all holders of shares of stock shall vote as a single class except with respect to any matter which affects one or more classes of stock, in which case only the holders of shares of the class or classes affected shall be entitled to vote. Specifically, and not by way of limitation of the foregoing, the holders of a particular class of the Corporation's stock shall have (i) exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to 12b-1 under the Act (a "Plan") applicable to such class of stock, and (ii) no voting rights with respect to provisions of any Plan applicable to any other class of the Corporaton's stock.

              (g) In the event of the liquidation or dissolution of the
                  Corporation, the holders of a class of the Corporation's stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets attributable to that class less the liabilities allocated to that class. The assets so distributable to the stockholders of a class shall be distributed among such stockholders in proportion to the number of shares of that class held by them and recorded on the books to the Corporation. In the event that there are any assets available for distribution that are not attributable to any particular class of stock, such assets shall be allocated among the classes in proportion to the net asset values of the respective classes.

               IN WITNESS WHEREOF, Cohen & Steers Equity Income Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to

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the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury, on this 9th day of January, 1998.

                                    COHEN & STEERS EQUITY INCOME FUND, INC.

                                    By:       /s/ Martin Cohen
                                       -----------------------------------------
                                            Name: Martin Cohen
                                            Title: President

ATTEST: /s/ Robert H. Steers
       -----------------------------
         Name: Robert H. Steers
         Title: Secretary

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